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                                      EXHIBIT 11


                                 IONICS, INCORPORATED

                           COMPUTATION OF EARNINGS PER SHARE

                   (Amounts in thousands, except earnings per share)
                                            Three Months Ended    Nine Months Ended
                                              September 30,         September 30,
                                              1996       1995       1996       1995
Net income                                  $ 6,853    $ 5,669    $19,378    $14,977

Earnings per common and common
   equivalent share:

   Weighted average number of shares
     outstanding                             15,563     14,537     15,467     14,490

   Incremental shares for stock options
     under treasury stock method                481        616        575        500

   Weighted average number of common and
     common equivalent shares outstanding    16,044     15,153     16,042     14,990

   Earnings per common and common
     equivalent share                       $   .43    $   .37    $  1.21    $  1.00


Earnings per common and common equivalent share - assuming full dilution:

   Weighted average number of shares
     outstanding                             15,563     14,537     15,467     14,490

   Incremental shares for stock options
     under treasury stock method                554        677        609        583

   Weighted average number of common and
     common equivalent shares outstanding -
       assuming full dilution                16,117     15,214     16,076     15,073

   Earnings per common and common
     equivalent share - assuming
       full dilution                        $   .43    $   .37    $  1.21    $   .99

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